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                                                                    EXHIBIT 99.9

August 21, 2003

Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth St., N.W.

Washington D.C 20549

RE: Opinion of Counsel - Separate Account I: File Nos. 33-56658 and 811- 04846

Dear Sir or Madam:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 22 to a registration statement filed on form N-4 for the IQ Advisor flexible premium variable annuity to be issued by National Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgement are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1.   Separate Account I is a Unit Investment Trust as that term is defined in
     Section 4(2) of the Investment Company Act of 1940 (the "Act") and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments paid by an owner pursuant to a contract issued in accordance wit the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an owner will have a legally issued, fully paid, non-assessable contractual interest under such a contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,


/s/ G. Stephen Wastek
G. Stephen Wastek
Assistant General Counsel